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                                                                    Exhibit 10.1

March 11, 1999



Mr. Dennis Adomaitis
7432 Dorie Avenue
West Hills, CA. 91304

Dear Dennis:

On behalf of DM Management, I am pleased to offer you the position of President, J Jill Retail, reporting directly to me, in accordance with the following:

COMMENCEMENT OF EMPLOYMENT. Your starting date is to be determined, but shall not be after April 12, 1999.

SALARY.  Your base salary will initially be at the rate of $300,000 per annum.

INCENTIVE COMPENSATION PLAN. You will be eligible to participate in the DM Management Incentive Compensation Plan commencing with the Fall 1999 season. Bonus payments for the Fall 1999 season (payable January 2000) and the Spring 2000 season (payable July 2000) will be paid to you whether or not the incentive goals for such seasons are achieved, unless you voluntarily leave DM Management or are terminated for just cause, at the end of the relevant season. Your bonus percentage for the Fall 1999 and Spring 2000 seasons will be 80% (i.e., you will receive a bonus of 80% of the base salary paid to you for the relevant season).

ADDITIONAL COMPENSATION. On the date you commence employment with DM Management (the "Employment Date"), you will be paid a bonus of $60,000. If you voluntarily leave DM Management or are terminated for just cause (as defined below) within one year after the Employment Date, you will refund this bonus to DM Management.

OPTIONS. On the employment date you will be granted an option to purchase 150,000 shares of DM Management Common Stock at an exercise price per share equal to the closing price per share on the employment date as reported by the Nasdaq National Market. The option will vest, contingent upon your continued employment with DM Management, at the rate of 20% on the first anniversary of the shares subject to the option and an additional one thirty-sixth (1/36) of the remaining 80% of the shares subject to the option each month thereafter. The option will be granted under the DM Management 1993 Incentive and Nonqualified Stock Option Plan and will be subject to the terms of the Plan. Your stock options will cease to vest on the effective date of any termination of your employment.



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CAR ALLOWANCE.  You will be given a car allowance of $1200 per month

BENEFITS. You will be eligible to participate in the full range of company benefits generally made available to other executive officers.

RELOCATION EXPENSES. DM Management will provide a reasonable relocation package and will make arrangements with a national carrier to assist you and your family during this transition. DM Management will also provide house-hunting trips for you and your spouse. Moving expense reimbursement paid to or on behalf of an employee must be included in the employee's taxable gross income. Therefore reimbursed moving expense information will be included in W-2 earnings. Certain payments may be subject to Federal, and State withholding taxes. If you voluntarily leave DM Management or are terminated for just cause (as defined below) within one year after the Employment Date, you will be responsible to reimburse DM Management for all relocation expenses incurred.

FORM I-9 DOCUMENTATION. As required by federal law, your employment with DM Management is dependent upon your providing documentation, which proves your eligibility to work in the United States. Typically, this would include such items as a driver's license birth certificate, social security card, etc.

TERMINATION OF EMPLOYMENT; SEVERANCE. It is understood and agreed that either you or DM Management may terminate the employment relationship at any time and for any reason upon giving thirty (30) days prior written notice. In the event of such termination, you will be eligible to receive the salary and benefits accrued up to the effective date of your termination. Additionally, if your employment is terminated by DM Management for any reason other than for "just cause" (as defined below), then DM Management will make severance payments to you for a period of one year after the effective date of your termination in an aggregate amount equal to your annual base salary at the time of termination, such payments to be made at the same time and in the same amounts as your base salary otherwise would have been paid; in addition to all guaranteed sign on and seasonal bonuses and relocation expenses. During the period that such severance payments are being made to you, you will continue to be available upon request of the President/CEO to provide information and assistance to DM Management concerning matters that were within the scope of your responsibilities as of the date of termination or your employment, and no additional compensation should be due to you for providing such information and assistance. "Just cause" for termination



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shall be deemed to exist upon (a) your willful failure or refusal to perform your designated responsibilities, or gross negligence or willful failure or refusal to perform your designated responsibilities, or gross misconduct in the performance of such responsibilities, or (b) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony.

If this letter correctly sets forth our understanding, please sign one copy in the space below and return it to me at your earliest convenience. The offer contained in this letter will expire if you have not indicated your acceptance of it by returning to me a copy of this letter, signed by you in the space below, by 5:00 p.m., Eastern Standard Time, on Friday, March 12, 1999.

                                            Very truly yours,

                                            /s/ Gordon R. Cooke
                                            -------------------
                                            Gordon R. Cooke
                                            President and CEO

Accepted and agreed:


/s/ Dennis Adomaitis
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Dennis Adomaitis